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                                                                    Exhibit 10.7




                             AMENDMENT NO. 2 TO THE
                            OSI PHARMACEUTICAL, INC.
                    AMENDED AND RESTATED STOCK INCENTIVE PLAN

      Pursuant to the powers reserved to the Board of Directors of OSI Pharmaceutical, Inc., a Delaware corporation, under Section 13 of the OSI Pharmaceuticals, Inc., Amended and Restated Stock Incentive Plan (the "Plan"), the Plan is hereby amended as follows, effective as of June 15, 2005:

                              FIRST AND ONLY CHANGE

      Section 6(f) of the Plan is amended to make the changes indicated and to read as follows:

            "(f) Effect of Termination of Employment. If a recipient's employment (or service as an officer, director or consultant) shall terminate for any reason, other than death or Retirement (as defined below), the right of the recipient to exercise any option otherwise exercisable on the date of such termination shall expire unless such right is exercised within a period of 90 days after the date of such termination. For Options issued prior to June 15, 2005, the term "Retirement" shall mean the voluntary termination of employment (or service as an officer, director or consultant) by a recipient who has attained the age of 55 and who has completed at least five years of service with the Company. For Options issued on or after June 15, 2005, unless otherwise determined by the Committee and defined in the applicable Award Agreement, the term "Retirement" shall mean the voluntary termination of employment (or service as an officer, director or consultant) by a recipient who has attained the age of 60 and who has completed at least twenty years of service with the Company. If a recipient's employment (or service as an officer, director or consultant) shall terminate because of death or Retirement, the right of the recipient to exercise any option otherwise exercisable on the date of such termination shall be unaffected by such termination and shall continue until the normal expiration of such option. Notwithstanding the foregoing, the tax treatment available pursuant to Section 421 of the Code upon the exercise of an Incentive Stock Option will not be available in connection with the exercise of any Incentive Stock Option more than three months after the date of termination of such option recipient's employment due to Retirement. Option rights shall not be affected by any change of employment as long as the recipient continues to be employed by either the Company or a parent or subsidiary of the Company. In no event, however, shall an option be exercisable after the expiration of its original term as determined by the Committee. The Committee may, if it determines that to do so would be in the Company's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of employment with the Company for any reason, upon such terms and conditions as the
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      Committee determines to be appropriate. Nothing in the Plan or in any
      Award Agreement shall confer any right to continue in the employ of the Company or any parent or subsidiary of the Company or interfere in any way with the right of the Company or any parent or subsidiary of the Company to terminate the employment of a recipient at any time."



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